Exhibit 99.1

 FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos Corporation Announces Modification to Dextofisopam Trial Size
Objectives Can Still Be Achieved

Iselin, NJ, March 4, 2009 Pharmos Corporation (Nasdaq: PARS) announced today that it has completed a reevaluation of the size of the Phase 2b Dextofisopam trial for Irritable Bowel Syndrome  IBS –D + A and has concluded that a smaller trial could achieve the objectives of the trial.  As the Phase 2b trial is not going to be a registration /pivotal trial, the objectives that must be achieved in order to progress into a Phase 3 trial are to: (1) determine the best dose to move into Phase 3, (2) replicate the efficacy observed in the Phase 2a trial and, (3) determine the optimal endpoints for Phase 3.  In addition, the Company’s plan is to ensure that the Phase 2b package is attractive to a pharmaceutical company for further development.

The Company has determined that a 300 patient trial should be of sufficient size to achieve its objectives. Consequently, the current Dextofisopam trial targeting 480 patients will be reduced to 300 patients. This trial will continue to have four cohorts of female patients. Each cohort will have approximately 75 patients.  There are three drug cohorts at 100 mg BID, 200mg BID, 300mg BID and placebo.

The trial currently has 295 patients randomized and enrollment will be closed when the 300 patient level is reached.  The Company’s decision to reduce the size of the current Phase 2b trial has been based on clinical and statistical input from the Company’s expert consultants. An analysis of the trial sizes of other IBS drug candidates in Phase 2b trials indicated that, with approximately 75 patients per cohort, the Company would have sufficient numbers on which to make a decision on whether or not the drug can progress into Phase 3 testing.

As previously disclosed, the Company is seeking to raise the additional capital necessary to complete the Phase 2b trial.  Assuming a financing is successful, the top line clinical data are expected to be available before the end of 2009.

Dextofisopam produced a statistically significant greater number of months of adequate relief over placebo in a Phase 2a clinical trial in IBS (n=141, p=0.033). On June 20, 2007 the Company announced patient screening had commenced in its Phase 2b clinical trial of dextofisopam, which was targeted to enroll approximately 480 female patients with diarrhea-predominant or alternating irritable bowel syndrome (D + A-IBS). IBS is a chronic and sometimes debilitating condition that affects roughly 10%-15% of U.S. adults and is two to three times more prevalent in women than in men. With an absence of safe and effective therapies, dextofisopam’s novel non-serotonergic activity holds the potential for a unique and innovative treatment approach to D + A-IBS.

About Pharmos Corporation
Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (IBS), pain/inflammation, and autoimmune disorders. The Company's lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos' pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. These are available for licensing / partnering. On February 18, 2009, Pharmos Corporation and its Israeli subsidiary, Pharmos Ltd., entered into an Asset Purchase Agreement with Reperio Pharmaceuticals Ltd. for the sale of the patent rights and technical know-how related to the compound known as PRS-639,058 and certain follow-on molecules.

Safe Harbor Statement
Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.
S. Colin Neill, President & CFO
(732)452-9556